ParkerVision Announces Private Placement of 3.7 Million Shares

Jacksonville, Fla., August 2, 2013 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) a developer and marketer of semiconductor technology solutions for wireless applications, today announced that it has entered into a securities purchase agreement with accredited investors for the sale of approximately 3.7 million shares of the Company’s common stock, for $3.80 per share, or gross proceeds of approximately $14.0 million. Craig-Hallum Capital Group LLC and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), acted as the co-placement agents in connection with the offering.

The securities purchase agreement contains customary representations and warranties and covenants of ParkerVision and is subject to customary closing conditions. ParkerVision anticipates that the sale of the shares will close on or about August 6, 2013, subject to the satisfaction or waiver of the closing conditions. The Company intends to use the net proceeds from the sale of the shares for working capital purposes.

The shares are being offered and sold solely to accredited investors on a private placement basis. ParkerVision will register the shares under the Securities Act of 1933, as amended, for resale by the investors. ParkerVision has committed to file the registration statement by the 20th calendar day following the closing of the sale of the shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information, including information regarding the proposed offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:

Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc.
904-732-6100, cpoehlman@parkervision.com

or

The Piacente Group, Inc.
Investor Relations
Lee Roth
212-481-2050, parkervision@tpg-ir.com